Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-268068) on Form S-4, and related Prospectus, of Pathfinder Acquisition Corporation of our report dated October 31, 2022, except for the restatement described in Note 22 as to which the date is December 14, 2022, relating to the consolidated financial statements of Movella Inc. and its subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

San Jose, California

January 5, 2023